As filed with the Securities and Exchange Commission on May 16, 2011	Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.   20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PALATIN TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-4078884 (I.R.S. Employer Identification No.)
4C Cedar Brook Drive Cranbury, New Jersey (Address of Principal Executive Offices)	08512 (Zip Code)

Palatin Technologies, Inc. 2011 Stock Incentive Plan
(Full title of the plan)

Stephen T. Wills, Chief Financial Officer
Palatin Technologies, Inc.
4C Cedar Brook Drive
Cranbury, New Jersey  08512
(Name and address of agent for service)

(609) 495-2200
(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Brian F. Lanter, Attorney at Law, P.C. 117 Bryn Mawr Dr SE Ste 104 Albuquerque, NM 87106 (505) 314-1265	Stephen A. Slusher, Esq. Chief Legal Officer 4C Cedar Brook Drive Cranbury, NJ 08512 (609) 495-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☐ Smaller reporting company ☒

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	4,488,696	$0.87	$3,905,165.52	$453.39

NOTES TO FEE TABLE:

(1)
This registration statement shall also cover any additional shares of the registrant's common stock that may become issuable under the Palatin Technologies, Inc. 2011 Stock Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization of or by the registrant, or other similar change, that results in an increase in the number of the registrant's outstanding shares of common stock or shares of common stock issuable pursuant to awards granted under the Plan. The amount to be registered includes shares underlying prior awards made under the registrant’s 2005 Stock Plan, as amended, that could be forfeited and therefore become available under the Plan.

(2)
The proposed maximum offering price per share was calculated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933 and based on the average of the high and low prices of the registrant's common stock reported on NYSE Amex on May 12, 2011.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The information specified in Part I is included in documents which will be sent or given to participants in our 2011 Stock Incentive Plan, as required by Rule 428(b)(1) under the Securities Act of 1933.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated in this registration statement by reference:

          (a)  The registrant's latest annual report, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

          (b)  All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant's document referred to in (a) above.

          (c)  The description of common stock contained in the registrant's registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of common stock offered hereby have been sold or which deregisters all shares of common stock then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of the filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (DGCL) allows a corporation to provide in its certificate of incorporation for the elimination or limitation of personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, with some exceptions. Article V, Section 3 of our certificate of incorporation provides that to the fullest extent permitted by the DGCL, no director shall be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director.

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or serving at the request of the corporation in similar capacities, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action or suit by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court having jurisdiction shall determine that such person is fairly and reasonably entitled to indemnity.

Article VI of our certificate of incorporation and Article IX of our bylaws provide that we shall make the indemnification permitted under the DGCL, as summarized above, but only (unless ordered by a court) upon a determination by a majority of a quorum of disinterested directors, by independent legal counsel in a written opinion, or by the stockholders, that the indemnified person has met the applicable standard of conduct.

Article VI of our certificate of incorporation and Article IX of our bylaws further provide that we may advance expenses for defending actions, suits or proceedings upon such terms and conditions as our Board of Directors deems appropriate, and that we may purchase insurance on behalf of indemnified persons whether or not we would have the power to indemnify such persons under Section 145 of the DGCL. We have obtained a directors' and officers' liability insurance policy which covers, among other things, certain liabilities arising under the Securities Act of 1933.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with this registration statement, or incorporated by reference as noted:

No.	Description
4.1	Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.01 of our Form 10-K for the year ended June 30, 2010, filed with the SEC on September 27, 2010.
4.2	Certificate of Amendment of Restated Certificate of Incorporation dated May 12, 2011, incorporated by reference to Exhibit 3.1 of our Form 8-K dated May 11, 2011, filed with the SEC on May 12, 2011.
4.3	Bylaws, incorporated by reference to Exhibit 3.1 of our Form 10-Q for the quarter ended December 31, 2007, filed with the SEC on February 8, 2008.
4.4	2011 Stock Incentive Plan, incorporated by reference to Exhibit 10.1 of our Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 13, 2011.
5.1	Opinion of Brian F. Lanter, Attorney at Law, P.C., counsel to the registrant, re legality.*
23.1	Consent of Brian F. Lanter, Attorney at Law, P.C., included in Exhibit 5.1.*
23.2	Consent of KPMG LLP.*
24.1	Power of attorney, included in the signature page of this registration statement.*

*Filed with this registration statement.

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S–8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[SIGNATURE PAGES FOLLOW]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cranbury, State of New Jersey, on May 16, 2011.

PALATIN TECHNOLOGIES, INC. By: /s/ Stephen T. Wills Stephen T. Wills Executive Vice President - Operations and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Palatin Technologies, Inc., severally constitute Carl Spana and Stephen T. Wills and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments, including post-effective amendments, to said registration statement, and any subsequent registration statements pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, with the U.S. Securities and Exchange Commission, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Palatin Technologies, Inc. to comply with all requirements of the U.S. Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Titles	Date
/s/ Carl Spana Carl Spana	President, Chief Executive Officer and Director (principal executive officer)	May 16, 2011
/s/ Stephen T. Wills Stephen T. Wills	Executive Vice President - Operations and Chief Financial Officer (principal financial and accounting officer)	May 16, 2011
/s/ John K.A. Prendergast John K.A. Prendergast	Chairman and Director	May 16, 2011

/s/ Perry B. Molinoff Perry B. Molinoff	Director	May 16, 2011
/s/ Robert K. deVeer, Jr. Robert K. deVeer, Jr.	Director	May 16, 2011
/s/ Zola P. Horovitz Zola P. Horovitz	Director	May 16, 2011
/s/ Robert I. Taber Robert I. Taber	Director	May 16, 2011
/s/ J. Stanley Hull J. Stanley Hull	Director	May 16, 2011

INDEX TO EXHIBITS

No.	Description
4.1	Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.01 of our Form 10-K for the year ended June 30, 2010, filed with the SEC on September 27, 2010.
4.2	Certificate of Amendment of Restated Certificate of Incorporation dated May 12, 2011, incorporated by reference to Exhibit 3.1 of our Form 8-K dated May 11, 2011, filed with the SEC on May 12, 2011.
4.3	Bylaws, incorporated by reference to Exhibit 3.1 of our Form 10-Q for the quarter ended December 31, 2007, filed with the SEC on February 8, 2008.
4.4	2011 Stock Incentive Plan, incorporated by reference to Exhibit 10.1 of our Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 13, 2011.
5.1	Opinion of Brian F. Lanter, Attorney at Law, P.C., counsel to the registrant, re legality.*
23.1	Consent of Brian F. Lanter, Attorney at Law, P.C., included in Exhibit 5.1.*
23.2	Consent of KPMG LLP.*
24.1	Power of attorney, included in the signature page of this registration statement.*

*Filed with this registration statement.